Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated July 24, 2026, except for the effects of the share split discussed in Note 5 to the financial statements as to which the date is September 17, 2026, with respect to the financial statements of Aggreko Inc., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Glasgow, United Kingdom

September 17, 2026